Exhibit 10.34

ULTRATECH, INC.
1993 Stock Option/Stock Issuance Plan
LONG-TERM CASH AWARD AGREEMENT
RECITALS
A.    The Board has adopted the Plan for the purpose of retaining the services of selected Employees and consultants and other independent advisors who provide services to the Corporation (or any Parent or Subsidiary).
B.    Participant is to render valuable services to the Corporation (or a Parent or Subsidiary), and this Agreement is executed pursuant to, and is intended to carry out the purposes of, the Plan.
C.    All capitalized terms in this Agreement that are not otherwise defined herein shall have the meaning assigned to them in the attached Appendix A.
NOW, THEREFORE, it is hereby agreed as follows:
1.    Grant of Long-Term Cash Award. The Corporation hereby grants to the Participant, as of the Award Date, a long-term cash award under the Plan (as contemplated by Appendix A of the Plan). The Target Amount of the long-term cash award (the “Award”), the vesting and payment terms of the Award, and the remaining terms and conditions governing the Award shall be as set forth in this Agreement.
AWARD SUMMARY

Participant:	Bruce Wright
Award Date:	March 27, 2015
Target Amount:	$1,000,000 (the “Target Amount”)
Vesting Terms:	The Award shall be subject to the vesting and payment terms set forth in Sections 2 and 3 of this Agreement.
2.    Vesting and Payment of Award. The Target Amount of the Award (or a portion thereof) shall vest and become payable in accordance with the following provisions of this Section 2:
(a)    Fifty percent (50%) of the Target Amount shall be credited to the Participant if the closing price (in regular trading) of a share of the Common Stock on the principal exchange on which the Common Stock is then listed or admitted to trade (the “Closing Price”) exceeds the “First Stock Price Target” level established for purposes of the Award by the Plan Administrator for any period of fifteen (15) consecutive trading days beginning after the Award Date and ending on or before the first to occur of December 31, 2016 or a Change in Control.
(b)    An additional fifty percent (50%) of the Target Amount shall be credited to the Participant if the Closing Price exceeds the “Second Stock Price Target” level established for purposes of the Award by the Plan Administrator for any period of fifteen (15) consecutive trading days beginning after the Award Date

Exhibit 10.34

and ending on or before the first to occur of December 31, 2016 or a Change in Control (which trading days may coincide with all or any portion of the trading days used to satisfy the First Stock Price Target).
(c)    The First Stock Price Target and the Second Stock Price Target (each, a “Stock Price Target”) shall be communicated to the Participant on or promptly following the Award Date.
(d)    Any portion of the Target Amount that is credited based on achievement of a Stock Price Target shall vest and be payable in four (4) installments, with twenty-five percent (25%) of such credited amount to be paid promptly after (and in all events within two and one-half months after) the date on which such Stock Price Target is achieved, and an additional twenty-five percent (25%) to be paid on each of the first three (3) anniversaries of the date on which the applicable Stock Price Target is achieved, subject (except as expressly provided below) to the Participant’s continued employment with the Corporation through the applicable vesting date, and provided that such credited amount (other than the 25% portion that becomes payable upon attainment of the corresponding Stock Price Target) shall accrue interest from and after the date that the corresponding Stock Price Target is attained through the date such amount is actually paid (such interest to be credited on the same terms as deferred payment amounts under the Corporation’s Long-Term Incentive Plan and to be subject to the same vesting terms as the underlying credited amount). Any credited amount that vests shall be paid upon or promptly after (and in all events within two and one-half months after) the applicable vesting date.
(e)    If the Participant’s employment with the Corporation terminates for any reason, the Award, to the extent then outstanding and not vested, shall terminate upon such termination of the Participant’s employment, and the Participant shall have no further rights with respect thereto; provided, however, that if such termination of the Participant’s employment is (i) by reason of the Participant’s death or Disability or (ii) in circumstances that would trigger the payment of severance benefits under the Employment Agreement and subject to the Participant’s satisfying any requirement to provide a release of claims under the Employment Agreement as a condition to receiving such severance benefits (a termination described in the foregoing clause (i) or clause (ii), a “Qualifying Termination”), any amount of the Award that was credited with respect to a Stock Price Target achieved prior to the Participant’s Qualifying Termination (to the extent unvested and not previously paid) shall immediately vest and be payable upon such Qualifying Termination (and in all events within two and one-half months after such Qualifying Termination).
3.    Change in Control.
(a)    Should a Change in Control occur, and either the Participant’s employment continues through the Change in Control or the Participant has incurred a Qualifying Termination in connection with the Change in Control, the Award shall be eligible to be credited (to the extent both Stock Price Targets were not attained prior to such Change in Control) and vest based on the price paid in the Change in Control for a share of the Common Stock (the “Per-Share Deal Price”) as follows:

•	If the Per-Share Deal Price is less than the First Stock Price Target, no additional portion of the Target Amount shall be credited.

•	If the Per-Share Deal Price is equal to the First Stock Price Target and the First Stock Price Target has not previously been achieved, fifty percent (50%) of the Target Amount shall be credited.

•
If the Per-Share Deal Price is greater than the First Stock Price Target and less than the Second Stock Price Target, a percentage of the Target Amount (not less than zero) shall be credited equal to (x) a percentage between 50% and 100% determined based on the Per-Share Deal Price and by linear interpolation between the First Stock Price Target and Second Stock Price

Exhibit 10.34

Target levels, less (y) the percentage (if any) of the Target Amount that was previously credited to the Participant upon the achievement of a Stock Price Target prior to the Change in Control.

•
If the Per-Share Deal Price is equal to or greater than the Second Stock Price Target, a percentage of the Target Amount shall be credited equal to (x) one hundred percent (100%), less (y) the percentage (if any) of the Target Amount that was previously credited to the Participant upon the achievement of a Stock Price Target prior to the Change in Control.

•	For clarity, in no event shall more than one hundred percent (100%) of the Target Amount be credited to the Participant.

•
If a Change in Control occurs, any portion of the Award that has not theretofore been credited and vested, and does not become credited and vested in connection with such event pursuant to the foregoing, shall terminate upon the Change in Control.

(b)    Upon a Change in Control, any portion of the Award that has been credited to the Participant (including any portion that is credited based on the Per-Share Deal Price as provided in Section 3(a) above and any portion previously credited based on the attainment of a Stock Price Target), and is then outstanding and has not previously vested, shall vest and shall be paid upon or promptly after (and in all events within two and one-half months after) the Change in Control.
(c)    For clarity, any portion of the Target Amount corresponding to a Stock Price Target that is not attained prior to December 31, 2016 shall be eligible to be credited on or after December 31, 2016 only in connection with a Change in Control that occurs on or before December 31, 2019 (regardless of the average Closing Prices that may be attained). If a Change in Control does not occur on or before December 31, 2019, any portion of the Award that has not theretofore been credited and vested pursuant to the foregoing shall terminate at the end of the day on December 31, 2019. The Participant shall have no further right with respect to any portion of the Award that terminates.
4.    Limited Transferability. Neither the Award nor any other rights of the Participant under this Agreement or the Plan may be transferred, except as provided in the Plan.
5.    Adjustment. The Plan Administrator shall make adjustments to the Stock Price Targets to eliminate (to the extent necessary and without duplication) the impact of any stock splits, reverse stock splits, and stock dividends. The Plan Administrator’s determination of whether, and the extent to which, any such adjustment is necessary shall be final and binding.
6.    Tax Withholding. The Corporation shall have the right to deduct from any amount otherwise payable to the Participant in connection with the Award the amount of any taxes which the Corporation may be required to withhold with respect to such payment.
7.    Benefit Limit. Notwithstanding any provision of the Employment Agreement or any other plan or agreement to the contrary, in the event any payment made pursuant to this Award would be subject to an excise tax under Section 4999 of the Code as an “excess parachute payment,” (i) the Corporation shall not have any obligation to make any additional payment to the Participant with respect to such excise tax (i.e. the Corporation shall not be required to pay the amount of such excise tax or provide any “gross-up” payment with respect to such excise tax), and (ii) the Participant may elect to either receive the full amount of such payment (subject to such excise tax) or have the amount of such payment reduced to the extent necessary so that such excise tax will not apply, whichever results in a greater after-tax benefit to the Participant.

Exhibit 10.34

8.    Notices. Any notice required to be given or delivered to the Corporation under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal corporate offices. Any notice required to be given or delivered to Participant shall be in writing and addressed to Participant at the address indicated below Participant's signature line on this Agreement. All notices shall be deemed effective upon personal delivery or upon deposit in the U.S. mail, postage prepaid and properly addressed to the party to be notified.
9.    Successors and Assigns. Except to the extent otherwise provided in this Agreement, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the Corporation and its successors and assigns and Participant, Participant's assigns, the legal representatives, heirs and legatees of Participant's estate and any beneficiaries of the Award designated by Participant.
10.    Construction. This Agreement and the Award evidenced hereby are made and granted pursuant to the Plan and are in all respects limited by and subject to the terms of the Plan. All decisions of the Plan Administrator with respect to any question or issue arising under the Plan or this Agreement shall be conclusive and binding on all persons having an interest in the Award. To the extent there is any ambiguity as to whether one or more provisions of this Agreement would otherwise contravene any requirements or limitations of Code Section 409A applicable to the Award evidenced hereby, then those provisions shall be interpreted and applied in a manner that does not result in a violation of any requirements or limitations of Code Section 409A and the Treasury Regulations thereunder that may be applicable to the Award.
11.    Governing Law. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of California without resort to that State's conflict-of-laws rules.
12.    Employment at Will. Nothing in this Agreement or in the Plan shall confer upon Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining Participant) or of Participant, which rights are hereby expressly reserved by each, to terminate Participant's Service at any time for any reason, with or without cause.
IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first indicated above.

ULTRATECH, INC.

By:	/s/ Henri Richard
Title:	Chairman of the Compensation Committee
PARTICIPANT

Signature:
Address:

Exhibit 10.34

APPENDIX A
DEFINITIONS
The following definitions shall be in effect under the Agreement:
A.    Agreement shall mean this Long-Term Cash Award Agreement.
B.    Award shall mean the long-term cash award made to the Participant pursuant to the terms of this Agreement.
C.    Award Date shall mean the date the Award is granted to Participant pursuant to the Agreement and shall be the date indicated in Paragraph 1 of the Agreement.
D.    Board shall mean the Corporation's Board of Directors.
E.    Change in Control shall mean either a “Change of Control” or a “Corporate Transaction” (as such terms are defined in the Employment Agreement) that occurs at any time on or before December 31, 2019.
F.    Code shall mean the Internal Revenue Code of 1986, as amended.
G.    Common Stock shall mean shares of the Corporation's common stock.
H.    Corporation shall mean Ultratech, Inc., a Delaware corporation, and any successor corporation to all or substantially all of the assets or voting stock of Ultratech, Inc. which shall by appropriate action adopt the Plan.
I.    Disability shall mean the Participant's inability, because of physical or mental illness or injury, to perform his customary duties as an executive officer of the Corporation, with or without reasonable accommodation, and the continuation of such disabled condition for a period of one hundred eighty (180) continuous days as determined by an approved medical doctor. For purposes hereof, an approved medical doctor shall mean a doctor selected by the Corporation and the Participant. If the Corporation and the Participant cannot agree on a medical doctor, each shall select a medical doctor and the two doctors shall select a third who shall be the approved medical doctor for this purpose.
J.    Employment Agreement shall mean the written employment agreement between the Corporation and the Participant in effect on the Award Date.
K.    Participant shall mean the person to whom the Award is made pursuant to the Agreement.
L.    Parent shall mean any corporation (other than the Corporation) in an unbroken chain of corporations ending with the Corporation, provided each corporation in the unbroken chain (other than the Corporation) owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
M.    Plan shall mean the Corporation's 1993 Stock Option/Stock Issuance Plan, as amended and restated.
N.    Plan Administrator shall mean either the Board or a committee of the Board acting in its capacity as administrator of the Plan.

Exhibit 10.34

O.    Subsidiary shall mean any corporation (other than the Corporation) in an unbroken chain of corporations beginning with the Corporation, provided each corporation (other than the last corporation) in the unbroken chain owns, at the time of the determination, stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.